Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record Third Quarter 2025 Financial Results

•	Third Quarter 2025 Record Revenues of $956.2 Million, Up 3% Compared to $926.0 Million in Prior Year Quarter

•	Third Quarter 2025 Record EPS of $2.60, Up 41% Compared to EPS of $1.85 in Prior Year Quarter

•	Company Updates Full Year 2025 Guidance

Washington, D.C., October 23, 2025 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the third quarter ended September 30, 2025.

Third quarter 2025 revenues of $956.2 million increased $30.1 million, or 3.3%, compared to revenues of $926.0 million in the prior year quarter. Excluding the estimated positive impact of foreign currency (“FX”) translation, revenues increased $19.8 million, or 2.1%, compared to the prior year quarter. The increase in revenues was driven by record quarterly revenues in the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments, which was partially offset by lower revenues in the Economic Consulting and Technology segments. Net income of $82.8 million compared to $66.5 million in the prior year quarter. The increase in net income was primarily due to higher revenues, lower selling, general and administrative (“SG&A”) expenses and an FX remeasurement gain compared to a loss in the prior year quarter. This was partially offset by an increase in direct costs, which includes higher variable compensation and forgivable loan amortization, as well as an increase in income tax provision and interest expense compared to the prior year quarter. Adjusted EBITDA of $130.6 million, or 13.7% of revenues, compared to $102.9 million, or 11.1% of revenues, in the prior year quarter. Third quarter 2025 earnings per diluted share (“EPS”) of $2.60 compared to $1.85 in the prior year quarter.

Steven H. Gunby, CEO and Chairman of FTI Consulting, commented, “Notwithstanding major headwinds in a couple of our businesses, we delivered, yet again, record revenues and earnings this quarter. These tremendous results, to me, confirm once again the power of our team and the strength of our continued commitment to invest behind great professionals who help clients navigate their most significant opportunities and challenges.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $201.9 million for the quarter ended September 30, 2025 compared to $219.4 million for the quarter ended September 30, 2024. The year-over-year decrease in net cash provided by operating activities was primarily due to lower cash collections and an increase in income tax payments, which was partially offset by lower operating expenses.

During the quarter ended September 30, 2025, the Company repurchased 1,425,644 shares of its common stock at an average price per share of $164.18 for a total cost of $234.1 million. As of September 30, 2025, approximately $75.3 million remained available for common stock repurchases under the Company’s stock repurchase program.

Cash and cash equivalents of $146.0 million at September 30, 2025 compared to $386.3 million at September 30, 2024 and $152.8 million at June 30, 2025. Total debt, net of cash, of $364.0 million at September 30, 2025 compared to $(386.3) million at September 30, 2024 and $317.2 million at June 30, 2025. The sequential increase in total debt, net of cash, was primarily due to share repurchases.

On October 21, 2025, the Company’s Board of Directors authorized an additional $500.0 million to repurchase shares of FTI Consulting’s outstanding common stock pursuant to its stock repurchase program, for an aggregate authorization of $2.2 billion since the program was approved on June 2, 2016. As of October 21, 2025, FTI Consulting had repurchased 16,784,428 shares of its outstanding common stock under the program at an average price per share of $101.26 for an aggregate cost of approximately $1.7 billion. After giving effect to share repurchases through such date and the increased authorization, FTI Consulting has approximately $500.0 million remaining available for common stock repurchases under the program. No time limit was established for the completion of the program, and the program may be suspended, discontinued or replaced by the Board at any time without prior notice.

Third Quarter 2025 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $63.4 million, or 18.6%, to $404.9 million in the quarter compared to $341.5 million in the prior year quarter. The increase in revenues was primarily due to increased demand for restructuring and transactions services and higher realized bill rates for transformation & strategy services. Segment operating income of $93.0 million compared to $54.5 million in the prior year quarter. Adjusted Segment EBITDA of $96.4 million, or 23.8% of segment revenues, compared to $57.9 million, or 17.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in variable compensation and SG&A expenses.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $25.9 million, or 15.4%, to $194.7 million in the quarter compared to $168.8 million in the prior year quarter. The increase in revenues was primarily due to higher realized bill rates for risk and investigations, data & analytics and construction solutions services and higher demand for risk and investigations services. Segment operating income of $40.5 million compared to $18.1 million in the prior year quarter. Adjusted Segment EBITDA of $42.6 million, or 21.9% of segment revenues, compared to $20.0 million, or 11.8% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues and lower SG&A expenses, which was partially offset by an increase in variable compensation.

Economic Consulting

Revenues in the Economic Consulting segment decreased $48.9 million, or 22.0%, to $173.1 million in the quarter compared to $222.0 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues decreased $52.2 million, or 23.5%. The decrease in revenues was primarily due to lower demand for non-merger and acquisition (“M&A”)-related antitrust and M&A-related antitrust services, which was partially offset by higher realized bill rates for non-M&A-related antitrust services and higher demand for financial economics services. Segment operating loss of $5.8 million compared to segment operating income of $33.9 million in the prior year quarter. Adjusted Segment EBITDA of a loss of $4.6 million compared to $35.2 million, or 15.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to lower revenues and an increase in forgivable loan amortization, which was partially offset by lower compensation, which includes the impact of an 8.2% decline in billable headcount.

Technology

Revenues in the Technology segment decreased $16.3 million, or 14.8%, to $94.1 million in the quarter compared to $110.4 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues decreased $17.4 million, or 15.8%. The decrease in revenues was primarily due to lower demand for M&A-related “second request” and information governance, privacy & security services. Segment operating income of $9.3 million compared to $12.5 million in the prior year quarter. Adjusted Segment EBITDA of $13.6 million, or 14.5% of segment revenues, compared to $16.5 million, or 14.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by a decrease in compensation, which includes lower as-needed consultant costs, as well as lower SG&A expenses.

Strategic Communications

Revenues in the Strategic Communications segment increased $6.1 million, or 7.4%, to $89.4 million in the quarter compared to $83.3 million in the prior year quarter. Excluding the estimated positive impact of FX, revenues increased $4.4 million, or 5.3%. The increase in revenues was primarily due to higher demand for corporate reputation services. Segment operating income of $15.9 million compared to $11.2 million in the prior year quarter. Adjusted Segment EBITDA of $16.9 million, or 18.9% of segment revenues, compared to $12.1 million, or 14.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues and lower SG&A expenses, which was partially offset by an increase in variable compensation.

2025 Guidance

The Company now estimates that revenues for full year 2025 will range between $3.685 billion and $3.735 billion, EPS will range between $7.62 and $8.12 and Adjusted EPS will range between $8.20 and $8.70. This compares to the previous estimates that revenues for full year 2025 would range between $3.660 billion and $3.760 billion, EPS would range between $7.24 and $7.84 and Adjusted EPS would range between $7.80 and $8.40. The variance between EPS and Adjusted EPS guidance is related to a $0.55 special charge reported in the first quarter 2025 to align staffing with demand.

Third Quarter 2025 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss third quarter 2025 financial results at 9:00 a.m. Eastern Time on Thursday, October 23, 2025. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 8,100 employees located in 32 countries and territories as of September 30, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Adjusted Segment EBITDA

•	Adjusted EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

We have included the definition of Segment Operating Income (Loss), which is a GAAP financial measure, below in order to more fully define the components of certain non-GAAP financial measures in the accompanying analysis of financial information. We define Segment Operating Income (Loss) as a segment’s share of consolidated operating income. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA, which is a non-GAAP financial measure. We define Adjusted Segment EBITDA as Segment Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with useful supplemental information.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with useful supplemental information on our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, initiatives, projections, prospects, policies, processes and practices, objectives, goals, commitments, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends, new or changes to laws and regulations, including U.S. and foreign tax laws, scientific and technological developments, including relating to new and emerging technologies, such as Artificial Intelligence and machine learning, and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “commits,” “aspires,” “forecasts,” “future,” “goal,” “seeks” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations, intentions, aspirations, beliefs, goals, estimates, forecasts and projections will result or be achieved. Our actual financial results, performance or achievements and outcomes could differ materially from those expressed in, or implied by, any forward-looking statements. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of public health crises and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025 and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2025	2024
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$145,967	$660,493
Accounts receivable, net	1,140,665	1,020,174
Current portion of notes receivable	88,655	44,894
Prepaid expenses and other current assets	123,289	93,953

Total current assets	1,498,576	1,819,514
Property and equipment, net	170,552	150,295
Operating lease assets	201,414	198,318
Goodwill	1,241,422	1,226,556
Intangible assets, net	14,158	16,770
Notes receivable, net	269,065	109,119
Other assets	94,598	76,258

Total assets	$3,489,785	$3,596,830

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$186,657	$224,394
Accrued compensation	561,902	639,745
Billings in excess of services provided	60,476	67,620

Total current liabilities	809,035	931,759
Long-term debt	510,000	—
Noncurrent operating lease liabilities	225,988	208,036
Deferred income taxes	106,780	111,825
Other liabilities	88,327	86,920

Total liabilities	1,740,130	1,338,540

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 31,346 (2025) and 35,913 (2024)	313	359
Additional paid-in capital	—	39,650
Retained earnings	1,882,483	2,394,853
Accumulated other comprehensive loss	(133,141)	(176,572)

Total stockholders’ equity	1,749,655	2,258,290

Total liabilities and stockholders’ equity	$3,489,785	$3,596,830

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended September 30,
	2025	2024
	(Unaudited)
Revenues	$956,167	$926,019

Operating expenses
Direct cost of revenues	638,233	628,079
Selling, general and administrative expenses	199,484	205,995
Amortization of intangible assets	780	1,053

	838,497	835,127

Operating income	117,670	90,892

Other income (expense)
Interest income and other	1,692	(909)
Interest expense	(7,634)	(1,197)

	(5,942)	(2,106)

Income before income tax provision	111,728	88,786
Income tax provision	28,910	22,320

Net income	$82,818	$66,466

Earnings per common share — basic	$2.63	$1.88

Weighted average common shares outstanding — basic	31,523	35,315

Earnings per common share — diluted	$2.60	$1.85

Weighted average common shares outstanding — diluted	31,823	35,892

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(4,916)	$28,752

Total other comprehensive income (loss), net of tax	(4,916)	28,752

Comprehensive income	$77,902	$95,218

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Nine Months Ended September 30,
	2025	2024
	(Unaudited)
Revenues	$2,798,111	$2,803,728

Operating expenses
Direct cost of revenues	1,888,302	1,891,862
Selling, general and administrative expenses	586,023	614,100
Special charges	25,295	—
Amortization of intangible assets	2,850	3,149

	2,502,470	2,509,111

Operating income	295,641	294,617

Other income (expense)
Interest income and other	2,466	2,581
Interest expense	(13,859)	(6,235)

	(11,393)	(3,654)

Income before income tax provision	284,248	290,963
Income tax provision	67,908	60,585

Net income	$216,340	$230,378

Earnings per common share — basic	$6.50	$6.55

Weighted average common shares outstanding — basic	33,266	35,172

Earnings per common share — diluted	$6.43	$6.43

Weighted average common shares outstanding — diluted	33,625	35,842

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$43,431	$15,601

Total other comprehensive income, net of tax	43,431	15,601

Comprehensive income	$259,771	$245,979

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2025
	Low	High
Guidance on estimated earnings per common share — diluted (GAAP) (1)	$7.62	$8.12
Special charges	0.75	0.75
Tax impact of special charges	(0.17)	(0.17)

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$8.20	$8.70

(1)

The forward-looking guidance on estimated 2025 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, the gain or loss on sale of a business or losses on early extinguishment of debt, as these items are dependent on future events that are uncertain and difficult to predict.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME (LOSS) TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2025 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$82,818
Interest income and other							(1,692)
Interest expense							7,634
Income tax provision							28,910

Operating income (loss)	$92,953	$40,460	$(5,823)	$9,286	$15,865	$(35,071)	$117,670
Depreciation of property and equipment	2,977	1,927	1,261	4,358	976	624	12,123
Amortization of intangible assets	483	229	—	—	68	—	780

Adjusted EBITDA	$96,413	$42,616	$(4,562)	$13,644	$16,909	$(34,447)	$130,573

Nine Months Ended September 30, 2025 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$216,340
Interest income and other							(2,466)
Interest expense							13,859
Income tax provision							67,908

Operating income	$212,031	$99,637	$19,073	$17,440	$42,064	$(94,604)	$295,641
Depreciation of property and equipment	8,327	5,529	3,996	11,152	2,755	1,832	33,591
Amortization of intangible assets	1,958	686	—	—	206	—	2,850
Special charges	11,696	5,475	983	1,928	3,268	1,945	25,295

Adjusted EBITDA	$234,012	$111,327	$24,052	$30,520	$48,293	$(90,827)	$357,377

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED SEGMENT EBITDA AND ADJUSTED EBITDA

(in thousands)

Three Months Ended September 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$66,466
Interest income and other							909
Interest expense							1,197
Income tax provision							22,320

Operating income	$54,503	$18,118	$33,880	$12,524	$11,188	$(39,321)	$90,892
Depreciation of property and equipment	2,631	1,644	1,364	3,941	897	526	11,003
Amortization of intangible assets	785	229	—	—	39	—	1,053

Adjusted EBITDA	$57,919	$19,991	$35,244	$16,465	$12,124	$(38,795)	$102,948

Nine Months Ended September 30, 2024 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$230,378
Interest income and other							(2,581)
Interest expense							6,235
Income tax provision							60,585

Operating income	$189,615	$63,185	$89,697	$40,600	$33,256	$(121,736)	$294,617
Depreciation of property and equipment	7,664	4,900	3,993	11,376	2,697	1,546	32,176
Amortization of intangible assets	2,332	609	—	—	208	—	3,149

Adjusted EBITDA	$199,611	$68,694	$93,690	$51,976	$36,161	$(120,190)	$329,942

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Billable Headcount
	(in thousands)					(at period end)
Three Months Ended September 30, 2025 (Unaudited)
Corporate Finance & Restructuring	$404,896	$96,413	23.8%	63%	$533	2,312
Forensic and Litigation Consulting	194,689	42,616	21.9%	58%	$447	1,533
Economic Consulting	173,086	(4,562)	(2.6%)	55%	$597	1,028
Technology (1)	94,081	13,644	14.5%	N/M	N/M	680
Strategic Communications (1)	89,415	16,909	18.9%	N/M	N/M	904

	$956,167	$165,020	17.3%			6,457

Unallocated Corporate		(34,447)

Adjusted EBITDA		$130,573	13.7%

Nine Months Ended September 30, 2025 (Unaudited)
Corporate Finance & Restructuring	$1,127,780	$234,012	20.7%	60%	$520	2,312
Forensic and Litigation Consulting	571,808	111,327	19.5%	58%	$438	1,533
Economic Consulting	544,604	24,052	4.4%	60%	$575	1,028
Technology (1)	274,836	30,520	11.1%	N/M	N/M	680
Strategic Communications (1)	279,083	48,293	17.3%	N/M	N/M	904

	$2,798,111	$448,204	16.0%			6,457

Unallocated Corporate		(90,827)

Adjusted EBITDA		$357,377	12.8%

Three Months Ended September 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$341,512	$57,919	17.0%	57%	$503	2,295
Forensic and Litigation Consulting	168,778	19,991	11.8%	55%	$388	1,529
Economic Consulting	222,033	35,244	15.9%	65%	$598	1,120
Technology (1)	110,404	16,465	14.9%	N/M	N/M	718
Strategic Communications (1)	83,292	12,124	14.6%	N/M	N/M	997

	$926,019	$141,743	15.3%			6,659

Unallocated Corporate		(38,795)

Adjusted EBITDA		$102,948	11.1%

Nine Months Ended September 30, 2024 (Unaudited)
Corporate Finance & Restructuring	$1,055,493	$199,611	18.9%	60%	$505	2,295
Forensic and Litigation Consulting	514,348	68,694	13.4%	57%	$395	1,529
Economic Consulting	657,454	93,690	14.3%	68%	$577	1,120
Technology (1)	326,992	51,976	15.9%	N/M	N/M	718
Strategic Communications (1)	249,441	36,161	14.5%	N/M	N/M	997

	$2,803,728	$450,132	16.1%			6,659

Unallocated Corporate		(120,190)

Adjusted EBITDA		$329,942	11.8%

N/M	Not meaningful
(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended September 30,
	2025	2024
	(Unaudited)
Operating activities
Net income	$216,340	$230,378
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	33,591	32,176
Amortization of intangible assets	2,850	3,149
Amortization of notes receivable	50,767	37,944
Provision for expected credit losses	25,810	28,376
Share-based compensation	28,694	27,975
Deferred income taxes	18,216	(3,768)
Other	432	(315)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(122,707)	(100,004)
Notes receivable, net of repayments	(251,576)	(83,533)
Prepaid expenses and other assets	(9,199)	(8,604)
Accounts payable, accrued expenses and other	(3,858)	(2,590)
Income taxes	(78,708)	(20,202)
Accrued compensation	(110,111)	(57,691)
Billings in excess of services provided	(8,165)	(3,509)

Net cash provided by (used in) operating activities	(207,624)	79,782

Investing activities
Purchases of property and equipment and other	(50,142)	(21,729)
Maturity of short-term investment	—	25,246

Net cash provided by (used in) investing activities	(50,142)	3,517

Financing activities
Borrowings under revolving line of credit	1,040,000	600,000
Repayments under revolving line of credit	(530,000)	(600,000)
Purchase and retirement of common stock	(770,889)	—
Share-based compensation tax withholdings	(18,295)	(16,593)
Proceeds on stock option exercises	1,392	10,614
Deposits and other	509	1,106

Net cash used in financing activities	(277,283)	(4,873)

Effect of exchange rate changes on cash and cash equivalents	20,523	4,696

Net increase (decrease) in cash and cash equivalents	(514,526)	83,122
Cash and cash equivalents, beginning of period	660,493	303,222

Cash and cash equivalents, end of period	$145,967	$386,344